Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated October 1, 2012, by and between Resistance Temperature Detector Company, Inc., a Minnesota corporation (the “Seller”); Cambridge Technologies, Inc., a Minnesota corporation (“Parent”); James Sulciner (“Sulciner”), Brad Lesmeister (“Lesmeister”), Peter Bernier (“Bernier”), and Lyle Rynda (“Rynda”) (collectively the “Shareholders”); and Measurement Specialties, Inc., a New Jersey corporation (the “Purchaser”, and together with all of the foregoing, the “Parties” and each a “Party”).

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Purchaser will acquire from the Seller substantially all of its assets and business operations and the Seller will sell and assign to the Purchaser such assets; and

WHEREAS, the parties shall provide certain representations, warranties, covenants and indemnities, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, the grandparents of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

“Business” shall mean, collectively, the business now conducted by the Seller related to the research, development, manufacture, distribution, marketing, sale, lease, improvement, repair and service of temperature sensors and related products and services;

“Encumbrance” shall mean any lien, charge, claim, option, forfeiture, right of seizure, community or other marital property interest, condition, equitable interest, pledge, security interest, mortgage, right of way, easement, covenant, encroachment, servitude, right of first option, or right of first refusal.

“Environmental Claim” shall mean any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; Losses; punitive damage, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of potential responsibility for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Encumbrance; personal injury or death of any Person; or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Losses related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands; (d) exposure of Persons or property to any Hazardous Substance and the effects thereof; (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Hazardous Substance; (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Hazardous Substance; (g) destruction of property caused directly or indirectly by any Hazardous Substance or the release or threatened release of any Hazardous Substance to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Hazardous Substance; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law. The term “Environmental Claim” also includes any Losses incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition” shall mean a condition with respect to the environment or natural resources that has resulted or could result in Losses to the Seller under applicable Environmental Laws.

“Environmental Law” shall mean all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Hazardous Substance; (b) all requirements pertaining to the protection of the health and safety of employees or the other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Losses due to, or threatened as a result of, the presence of, effects of, or exposure to any Hazardous Substance.

“Environmental Permits” shall mean all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“Food and Drug Regulations” shall mean the Laws that have been put into effect by or under the authority of the FDA or pursuant to the U.S. Food, Drug, and Cosmetic Act, as amended, its implementing regulations in Title 21 of the Code of Federal Regulations, and any similar provisions of state law.

“Governmental Authority” means any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Hazardous Substance” shall mean any substance, material or waste (regardless of physical form or concentration) that is or becomes restricted or otherwise regulated under Environmental Laws, including hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, toxic mold spores, or similar substance.

“Intellectual Property” shall mean and includes all patents (including utility and design patents), designs, art work, designs-in-progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, trade dress and copyrights, and all registrations and applications for each of the foregoing, both registered and unregistered, foreign and domestic, trade secrets or processes, software products and any related object, source and all other computer programming codes, graphics sources, scripts, user manuals and instructions and all related items, inventions, goodwill, discoveries, technical assistance, technical information, documentation and descriptive materials, internet domain names, formulas and other proprietary know-how, and any other intellectual property or confidential or proprietary information that is either (i) owned by the Seller or any of the Shareholders, (ii) as to which the Seller or any of the Shareholders have rights as a licensee, distributor or sublicensor or (iii) used in connection with the Business.

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“Liability” shall mean, with respect to any Person, any indebtedness, obligations or liabilities of such Person of any kind, character, description, type or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Permit” shall mean a license, certificate, permit, authorization, franchise or right held by the Seller.

“Permitted Encumbrances” shall mean all statutory or other liens for current taxes or assessments which are not yet due and payable.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

“Seller Indebtedness” shall mean any amounts payable by the Seller as of the Closing Date (including accrued interest and applicable prepayment fees or penalties) as debtor, borrower, or issuer pursuant to an agreement or instrument involving or evidencing a capital or operating lease or money borrowed by the Seller (but excluding ordinary course trade accounts payable) or other amounts with respect to which an Encumbrance exists against the Seller or the Assets.

“Transaction Documents” shall mean this Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

ARTICLE 2
sALE AND TRANSFER OF ASSETS

Section 2.1      Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Parent shall, at the Closing, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire, free and clear of all Encumbrances other than Permitted Encumbrances, from the Seller and the Parent for the Purchase Price, all of the Seller’s and the Parent’s right, title and interest in and to all of the Seller’s and the Parent’s assets, properties, business and goodwill of every kind and description, real, personal and mixed, tangible and intangible, whether or not carried or reflected on the books and records of the Seller or the Parent, and whether or not carried in the name of the Seller or the Parent or any affiliates of the Seller or the Parent, but excluding the Excluded Assets as defined in Section 2.2 hereof (collectively, the “Assets”), and the parties agree that the Assets shall include, but shall not be limited to, the following:

(a)     All products, supplies, and inventory, including raw materials, finished goods, work in progress and prototype sensors under evaluation by third parties, each of which are set forth on Schedule 2.1(a) (collectively, the “Inventory”);

(b)     All machinery, equipment, furniture, fixtures, office supplies, vehicles, computer systems, computer printouts, telephone systems, and all related spare, replacement and maintenance parts, each of which (to the extent exceeding $1000 in value) are set forth on Schedule 2.1(b) hereto (collectively, the “Fixed Assets”);

(c)     All software products, data processing programs, software programs, data bases, and any other proprietary, related object, source, and all other computer programming codes, graphics sources, scripts, user manuals and instructions, and related items owned by the Seller, each of which are set forth on Schedule 2.1(c);

(d)     All technical information, documentation and descriptive materials;

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(e)     All patents, trademarks, trade dress, service marks, copyrights, inventions, trade secrets, discoveries, technical assistance, internet domain names, formulas and other proprietary know-how, whether or not patentable, any other Intellectual Property, and all goodwill associated therewith (including, without limitation, Seller’s rights to the name “RTD” or any derivation thereof);

(f)      All rights and interests in and to accounts receivable (which accounts receivable is set forth on Schedule 3.28), prepaid expenses, customer deposits, purchase orders, license agreements and maintenance and service agreements, from and with the Seller’s and the Parent’s customers, resellers and service providers and other contracts with the Seller’s and the Parent’s, resellers and service providers, sales orders issued to the Seller’s and the Parent’s suppliers, and other contracts with the Seller’s suppliers and, in addition to the foregoing, any other contracts of the Seller and the Parent which Purchaser expressly elects to assume as set forth on Schedule 2.1(f), provided that in each case, (i) the Seller and the Parent use commercially reasonable efforts to obtain any required consent of third parties to such assignment, or (ii) Purchaser in its sole discretion waives such consent (the “Assigned Contracts”), and further provided that the Seller, the Parent and the Purchaser shall use commercially reasonable efforts to obtain any such required consents as soon as reasonably possible after the Closing or otherwise obtain for Purchaser the practical benefit of such property or rights;

(g)     All books and records, including all customer lists, sales and promotional materials, warranty records, sales data, product engineering and development records and research and development records except for corporate and financial records, including tax returns, personnel records, payroll records, minute books and stock records and any records the Seller is required by Law to retain in its possession.

(h)     All Permits and applications for Permits issued by any Governmental Authority to the extent the same may be assigned consistent with their terms;

(i)      All rights of the Seller and the Parent relating to deposits, prepaid expenses or claims for refunds, and all rights to invoice customers for work performed or transactions occurring through, but not invoiced as of the Closing Date, and all other rights and privileges, including (without limitation) rights to insurance proceeds arising from any casualty relating to the Assets after the Closing Date;

(j)      All Owned Real Property (as defined below);

(k)     Fifty Thousand Dollars ($50,000) (the “Minimum Cash”), constituting minimal working capital cash of the Seller; and

(l)      All of the Seller’s and the Parent’s other properties, assets, goodwill and rights of every kind, nature and description (whether tangible or intangible, wherever located and whether or not reflected on the books and records of the Seller) that are owned, derived from or used or held for use in connection with the Business.

Notwithstanding the foregoing, the transfer of Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets except the Assumed Liabilities as defined in Section 2.4 hereof, and the Seller shall pay, perform and discharge all Liabilities of the Seller other than the Assumed Liabilities.

Section 2.2     Excluded Assets. The following assets (the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder and are excluded from the Assets and shall remain the property of the Seller and the Parent after the Closing:

(a)     Cash in excess of $50,000;

(b)     All Seller-owned cars;

(c)     Tax refunds accruing prior to the Effective Time;

(d)     Insurance claims accruing prior to the Effective Time;

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(e)   Furniture and equipment in the Shareholders’ home offices and James Sulciner’s Ham Lake Company office to the extent set forth on Schedule 2.2(e);

(f)    Prepaid expenses and deposits related solely to insurance policies and real estate leases;

(g)   All rights of the Seller and the Parent under this Agreement;

(h)   A minority equity interest in Sentinel Hydrosolutions, LLC, a California limited liability company (the “Minority Shares”); and

(i)    Seller’s equity interest in RTD Sales Corp., a Delaware corporation (“IC-DISC”) and Parent’s equity interest in Seller.

Section 2.3    Purchase Price.

(a)   The aggregate consideration (the “Purchase Price”) for the sale, assignment, conveyance and delivery of the Assets and the assumption of the Assumed Liabilities, in full payment for the foregoing, shall be equal to:

(i)       Seventeen Million Two Hundred Twenty Five Thousand Dollars ($17,225,000) (the “Initial Purchase Price”), plus

(ii)      the amount of the Earn-Out Payment (as defined below), if any, which Earn-Out Payment shall be delivered after Closing in accordance with Section 2.6 hereof, and plus or minus

(iii)     the amount of any required post-closing working capital adjustment in accordance with Section 2.7 hereof.

(b)  At the Closing, the Purchaser shall pay the Initial Purchase Price as follows:

(i)       first, to satisfy all then outstanding Seller Indebtedness on behalf of the Seller Parties (as defined below); and

(ii)      after the disbursements required by (i) above, the balance of the Initial Purchase Price less the Minimum Cash amount (which Minimum Cash amount shall be deemed paid to the Seller by the Purchaser as part of the Initial Purchase Price and delivered by the Seller to the Purchaser pursuant to Section 2.1(k)) shall be paid to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller in writing at least one (1) business day prior to the Closing.

Section 2.4   Assumed Liabilities. As part of the consideration for the Assets, and subject to Section 2.5, from and after the Effective Time, the Parties acknowledge and agree that the Purchaser shall assume and agree to pay, perform and discharge the following obligations of the Seller: (i) obligations which accrue after the Effective Time with respect to the liabilities set forth on Schedule 2.4(a), (ii) all obligations of the Seller under the Assigned Contracts, but only to the extent such liability (A) arises after the Effective Time, (B) does not arise from any breach by the Seller of any such Assigned Contract, (C) is not required to be performed on or prior to the Effective Time, and (D) does not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with or without notice or lapse of time, would constitute or result in a breach of such Assigned Contract, (iii) all of the accounts payable of the Seller set forth on Schedule 2.4(b), but solely in the amount set forth thereon plus any accounts payable incurred in the ordinary course after August 31, 2012, and (iv) any other obligations arising out of or relating to the operation of the Business or the ownership or operation of the Assets after the Effective Time (collectively, the “Assumed Liabilities”).

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Section 2.5    No Other Liabilities Assumed. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall assume, and in no event shall be deemed to have assumed, and the Seller shall remain liable for and shall satisfy, as and when they become due and payable, any Liability of the Seller or any of its Affiliates whatsoever (collectively, the “Retained Liabilities”), other than as specifically set forth in Section 2.4. Notwithstanding any other provision of this Agreement, the obligations of the Seller pursuant to this section shall survive the Closing Date and the transactions contemplated by this Agreement. To the extent the Purchaser pays or satisfies any Retained Liabilities, the Seller shall reimburse the Purchaser promptly upon request and shall indemnify Purchaser for any costs associated with such payment or satisfaction, subject to the procedures in Section 8.4 of this Agreement.

Section 2.6    Earn-Out.

(a)   In addition to the Initial Purchase Price, the Seller may be entitled to receive an additional payment based on Earn-Out Revenue (as defined below) (the “Earn-Out Payment”). If the Earn-Out Revenue is less than $16,000,000, the Seller shall not be entitled to any Earn-Out Payment. If the Earn-Out Revenue is equal to or greater than $17,000,000, the Purchaser shall pay to the Seller $1,500,000 by wire transfer of immediately available funds. If the Earn-Out Revenue is equal to or greater than $16,000,000, but less than $17,000,000, the Purchaser shall pay to the Seller by wire transfer of immediately available funds an amount equal to the sum of $1,500,000 multiplied by the quotient of the amount that the Earn-Out Revenue exceeds $16,000,000 divided by $1,000,000. For example, if the Earn-Out Revenue equals $16,800,000, the Seller would be paid an Earn-Out Payment equal to $1,200,000 (calculated as $1,500,000 x ($800,000/$1,000,000) (the “Earn-Out Period”). For purposes of this Section 2.6, “Earn-Out Revenue” means net revenues (net of returns, discounts, allowances for bad debt and non-recurring engineering charges) for products and services from the Business acquired from the Seller (including past, present and future services and products, and whether sold directly by the Purchaser or by a direct or indirect subsidiary of the Purchaser), shipped during the calendar year ending December 31, 2013, as reasonably calculated by the Purchaser, inclusive of (i) the sale of the products and services of the Business of the Seller to current customers of the Seller or the Purchaser, or to future customers, regardless of where sourced or manufactured, and (ii) the sale of the products and services of the Purchaser to current customers of the Seller as of the date hereof that are not and have not previously been customers of the Purchaser.

(b)   Delivery of Reports; Dispute Resolution.

(i)       Promptly after (and in any case no later than 10 days after) the approval and sign-off of the Purchaser’s financial statements for the calendar year ending December 31, 2013 by the Purchaser’s management and/or board of directors that have been reviewed by the Purchaser’s auditors, the Purchaser shall prepare or cause to be prepared and shall deliver or cause to be delivered to the Seller (a) a statement (the “Earn-Out Revenue Statement”) setting forth the amount of Earn-Out Revenue, if any, including the supporting data for such calculation. The Seller shall have reasonable access to the books and records of the Purchaser relating to the Earn-Out Revenue to verify the determination and computation made by the Purchaser.

(ii)      In the event that the Seller objects to the Purchaser’s calculation of Earn-Out Revenue or requires further information in order to verify such calculation, then within 30 days after the delivery to the Seller of the Earn-Out Revenue Statement (the “Initial Response Period”), the Seller shall deliver to the Purchaser a notice (the “Objection Notice”): (i) describing in reasonable detail the Seller’s objections to the Purchaser’s calculation of Earn-Out Revenue and containing a statement setting forth the calculation of Earn-Out Revenue determined by the Seller to be correct; or (ii) requesting additional information from the Purchaser that the Seller requires in order to verify such calculation (which information, to the extent reasonably necessary in order to perform such calculations, shall be provided by the Purchaser within 10 days after the Purchaser’s receipt of such request). If the Seller does not deliver an Objection Notice to the Purchaser during the Initial Response Period, or prior to the end of such period delivers a written notice to the Purchaser accepting the calculation of Earn-Out Revenue, the Purchaser’s calculation of Earn-Out Revenue shall be conclusive and binding on the Purchaser and the Seller, and the Purchaser shall immediately make any Earn-Out Payment required with respect to such calculation.

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(iii)     If the Seller delivers an Objection Notice to the Purchaser accompanied by a request for additional information from the Purchaser as described above during the Initial Response Period, then the Purchaser shall not immediately make the Earn-Out Payment, and the Seller shall have an additional 10 days after receiving the requested information from the Purchaser (the “Final Response Period”) to deliver to the Purchaser a written notice (a “Final Objection Notice”) describing in reasonable detail the Seller’s objections to the Purchaser’s calculation of Earn-Out Revenue, accompanied by a statement setting forth the basis for the calculation of the Earn-Out Revenue amount determined by the Seller to be correct. If the Seller does not deliver a Final Objection Notice to the Purchaser during the Final Response Period, or prior to the end of such period delivers a written notice to the Purchaser accepting the calculation of Earn-Out Revenue, then the Purchaser’s calculation of Earn-Out Revenue shall be conclusive and binding on the Purchaser and the Seller, and the Purchaser shall immediately make any Earn-Out Payment required with respect to such calculation.

(iv)     If the Seller delivers an Objection Notice not requesting additional information or a Final Objection Notice, as the case may be, accompanied by a statement setting forth the basis for the calculation of Earn-Out Revenue determined by the Seller to be correct to the Purchaser during either the Initial Response Period or the Final Response Period in accordance with this Section 2.6(b), and if the Seller and the Purchaser are unable to agree on the calculation of Earn-Out Revenue within 10 days after such Objection Notice or Final Objection Notice, as the case may be, is delivered to the Purchaser, the dispute shall be finally settled by an independent accounting firm mutually selected by the Purchaser and the Seller (the “Designated Accounting Firm”), or, in the absence of agreement on such firm, to a panel of three public accounting firms, one designated by the Seller, one designated by the Purchaser and one jointly designated by the other two firms (collectively, the “Designated Accounting Firms”). The determination by the Designated Accounting Firm(s) of the calculation of Earn-Out Revenue shall be conclusive and binding on the Purchaser and the Seller, absent manifest error or fraud, and the Purchaser shall immediately make any Earn-Out Payment required with respect to such calculation. The costs of the Designated Accounting Firm(s) shall be borne (A) by the Purchaser if the absolute value of the difference between the Earn-Out Revenue determined by the Designated Accounting Firm and the Purchaser’s calculation of the Earn-Out Revenue is greater than the absolute value of the difference between the Earn-Out Revenue determined by the Designated Accounting Firm and the Seller’s calculation of Earn-Out Revenue, (B) by the Seller if the absolute value of the difference between the Earn-Out Revenue determined by the Designated Accounting Firm and the Purchaser’s calculation of Earn-Out Revenue is less than the absolute value of the difference between Earn-Out Revenue determined by the Designated Accounting Firm and the Seller’s calculation of Earn-Out Revenue and (C) otherwise equally by the Purchaser and the Seller.

(c)  Following the Closing and through the end of the calendar year 2013, the Purchaser shall (i) cause the Business’s books and records to be kept in a manner similar to that used for divisional accounting purposes, that will facilitate the separate recording, compiling and analysis of all information relevant to the determination and calculation of the Earn-Out Revenue, and by including services and products of the Business wherever sourced or manufactured.

(d)  Purchaser agrees to use commercially reasonable efforts and good faith during the Earn-Out Period to: (i) continue to operate the Business in the ordinary course of business consistent with past practice; (ii) provide the Business with adequate capital, personnel, and other necessary support consistent with past practices; and (iii) market and promote sales of services and products of the Business to existing and new customers.

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(e)   Purchaser shall pay interest at the rate of 0.5% per month on any payment which is not made by Purchaser when due under this Section, plus any legal fees or expenses reasonably incurred by Seller in collecting such payments.

(f)    The Purchaser shall be entitled, in addition to any other rights or remedies that it may have, to deduct from any Earn-Out Payment that subsequently becomes due and payable by the Purchaser to the Seller in accordance with this Agreement the amount of any and all Losses (as defined below) which Purchaser has sustained for which it is entitled to indemnification from the Seller pursuant to Article 8 hereof, subject to the procedure set forth in Section 8.4 of this Agreement.

Section 2.7    Post-Closing Working Capital Adjustment.

(a)   Working Capital and Adjustment Statement Preparation. “Working Capital” means accounts receivable plus inventory minus accounts payable, all as determined in accordance with GAAP and, to the extent not inconsistent with GAAP, the accounting policies and procedures Seller has used historically. The baseline consolidated Working Capital for Seller on the Closing Date is equal to the average of the consolidated Working Capital of Seller, IC-DISC and RTD Hong Kong Limited (“RTD HK”) on each of June 30, 2012, July 31, 2012, August 31, 2012 and September 30, 2012 (such average, the “Baseline Working Capital”). Within fifteen (15) business days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement of the Working Capital received by Purchaser from Seller as of the Closing Date and the Baseline Working Capital, along with the Purchaser’s written calculation of the Purchase Price and any proposed price adjustment in accordance with Section 2.7(e) (the “Preliminary Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared as of 12:01 a.m. on the Closing Date in accordance with GAAP and, to the extent not inconsistent with GAAP, using the same accounting principles and practices as Seller has used historically. For purposes of complying with the terms set forth in this Section 2.7, each Party shall cooperate with and make available to the other Parties, their respective representatives, and the Accounting Referee (as defined below), all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder.

(b)  Adjustment Statement Review. If Seller believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.7(a), Seller shall so notify Purchaser no later than twenty-one (21) days after Seller’s receipt thereof, setting forth in such notice its objections to the Preliminary Adjustment Statement with particularity and the specific changes which Seller claims are required to be made in order to conform the Preliminary Adjustment Statement to the terms of Section 2.7(a).

(c)  Adjustment Statement Dispute Resolution. If Seller timely notifies Purchaser of an objection by Seller to the Preliminary Adjustment Statement in accordance with Section 2.7(b), Purchaser and Seller shall negotiate in good faith in an effort to resolve any dispute. If the Parties are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Seller’s delivery of such notice of objection, Seller and Purchaser shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the Designed Accounting Firm(s) selected in the manner described in Section 2.6(b)(iv). The Accounting Referee shall determine and report in writing to Seller and Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the Parties and upon which a judgment may be entered by a court of competent jurisdiction. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., Seller, on the one hand, Purchaser, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee.

(d)  Final Adjustment Statement. The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” and as such shall become final, binding and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:

(i)    the mutual acceptance by Seller and Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by Seller and consented to by Purchaser;

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(ii)   the expiration of twenty-one (21) days after Seller’s receipt of the Preliminary Adjustment Statement, without timely written objection by Seller in accordance with Section 2.7(b); or

(iii)  the delivery to Seller and Purchaser by the Accounting Referee of the report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 2.7(c).

(e)  Adjustment of Purchase Price.

(i)   If the Working Capital at Closing based on the Final Adjustment Statement is more than $25,000 less than the Baseline Working Capital, Seller shall pay to Purchaser an amount in cash equal to the entire difference between the Working Capital at Closing and the Baseline Working Capital.

(ii)  If the Working Capital at Closing based on the Final Adjustment Statement exceeds the Baseline Working Capital by more than $25,000, Purchaser shall pay to the Seller an amount equal to the entire difference between the Working Capital at Closing and the Baseline Working Capital.

(iii)  If the Working Capital at Closing based on the Final Adjustment Statement is not more than $25,000 greater or $25,000 less than the Baseline Working Capital, there shall be no adjustment to the Purchase Price pursuant to this Section 2.7.

(iv) Any such amount required to be paid pursuant to this Section 2.7(e) shall be due and payable no later than three (3) business days after the Preliminary Adjustment Statement becomes the Final Adjustment Statement. For tax purposes, any payment by Purchaser or Seller under this Section 2.7(e) shall be treated as an adjustment to the Purchase Price.

Section 2.8   Allocation of the Purchase. The Parties have agreed on a proposed methodology for allocating the Purchase Price. After the Closing, each of the Parties agrees to cooperate in the preparation of a schedule reflecting the allocation of the Purchase Price to comply with the requirements of Section 1060 of the Code. The Seller and Purchaser hereby covenant and agree to cooperate in the preparation and filing of an IRS Form 8594 with its tax returns consistent with such allocation. The Parties shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any tax, including the calculation of gain, loss and basis with reference to the allocation made pursuant to this Section 2.8. The Parties shall not take any action or position inconsistent with the obligations set forth in this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller, Parent, and the Shareholders (collectively, the “Seller Parties”), jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1   Organization and Standing. The Seller and the Parent are corporations duly organized, validly existing, and in good standing under the laws of the state of Minnesota and have the full power and authority (corporate and otherwise) to carry on their businesses in the places and in the manner and as they are now being conducted.

Section 3.2   Authority. The Seller and the Parent have the capacity and authority to execute and deliver the Transaction Documents to which they are a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to be executed, delivered and performed by the Seller and the Parent constitute the valid, legal and binding obligation of the Seller and the Parent, enforceable against them in accordance with their respective terms. The Seller and the Parent have delivered to the Purchaser copies of their Articles of Incorporation and all other corporate governing documents, as amended, certified to be true, correct and complete by an executive officer of the Seller and the Parent, and there have been no changes in such documents since the date of such certificate. All of the Seller’s and the Parent’s equity securities are lawfully owned of record and beneficially held by the Shareholders in the amounts set forth on Schedule 3.2, and free and clear of any Encumbrances, and except as set forth on Schedule 3.2, none of them are subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, pledge, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.

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Section 3.3   Taxes. The Seller and the Parent have paid or, in the case of taxes not yet due and payable, will timely pay all taxes, additions to tax, penalties and interest, if any, required to be paid with respect to the operation of the Business prior to the Effective Time. There is not, and there will not be, any Liability for national, provincial, federal, state, foreign, local or other income, sales, stamp, use, excise, employment, property, franchise, ad valorem, license or other taxes, assessments, fees, charges, additions to tax, penalties or interest arising out of (including any Liability for failure to withhold any such amount), or attributable to, or affecting the Assets or the conduct of the Business through the Closing Date, or attributable to the conduct of the operations of the Seller or the Parent at any time, for which Purchaser will have any liability for payment or otherwise or which will become an Encumbrance (other than a Permitted Encumbrance) or will attach to the Assets or the operations of the Business. Except as set forth in Schedule 3.3 hereto, there does not exist and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes, assessments, fees, charges or other amounts attributable to Seller’s or the Parent’s conduct of the Business which may be asserted after the Effective Time by any taxing authority against the Purchaser, the Assets or the operations of the Business, and no Encumbrance (other than a Permitted Encumbrance) for taxes, assessments, fees, charges or other amounts attributable to Seller’s or the Parent’s conduct of the Business has or will attach to any of the Assets or the operations of the Business.

Section 3.4    Ownership of Assets; Encumbrances on Assets; Sufficiency of Assets. The Seller and the Parent have, and at Closing will have, good and marketable title to all of the Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances, except as specifically disclosed on Schedule 3.4(a). Schedule 3.4(b) contains a true, correct and complete list of all the Seller Indebtedness. Except as set forth on Schedule 3.4(c) all of the Assets are in good operating condition and state of repair, subject only to ordinary wear and tear which does not affect materially and adversely the operation of the Business or the Assets in the ordinary course. Except pursuant to this Agreement, the Seller is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Assets or any of the Business has been granted to anyone other than in the ordinary course of the Business prior to the Effective Time. There does not currently exist any claim or right, and none will arise by virtue of the transactions contemplated by this Agreement, of any third person by virtue of applicable bulk sales or similar laws which may be asserted against the Purchaser or any of the Assets. The Parent’s sole assets are cash, the stock of the Seller, the Minority Shares and the Owned Real Property. The Parent has no employees and no business operations. The Assets, together with the other assets leased by the Seller that will be leased by the Purchaser as a result of the Closing, constitute all of the assets (including real, personal, tangible, and intangible property) held for use or used prior to the Closing by the Seller, the Parent, RTD HK, IC-DISC and the Shareholders in connection with the Business (other than the Excluded Assets) and are sufficient to conduct the Business as presently conducted. Prior to the date hereof all of the assets and rights of RTD HK Limited and IC-DISC (other than cash and other Excluded Assets) have been duly assigned and transferred to the Seller, and RTD HK and IC-DISC have not had any operations or business activity after the date of such assignment other than in connection with their winding up.

Section 3.5    Compliance with other Instruments. Except as specifically disclosed on Schedule 3.5, the execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the corporate governing documents, as amended, of the Seller or the Parent, (ii) violate or constitute an occurrence of default under any provision of, or materially conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (A) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or Encumbrance; (B) any lease, license, agreement or instrument; or (C) any order, judgment, decree or other arrangement, to which the Seller or the Parent is a party or by which it is bound or the Assets or the Business are affected, (iii) result in the creation of any Encumbrance upon any of the Assets (other than a Permitted Encumbrance), or (iv) require the authorization, approval, consent or order of, or filing with, or other action by any Governmental Authority. There are no certifications of the Seller or any business partner of the Seller (including, without limitation, SBA 8-A or other certifications) currently or previously claimed by the Seller or otherwise conveyed to any Governmental Authority or other third party in connection with contracts, bids, proposals or sales, except for certain sales which utilize the certificates listed in Schedule 3.7.

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Section 3.6    Litigation. Except as otherwise set forth on Schedule 3.6 hereto, neither the Seller nor the Parent has received any written notice of any suit, action, proceeding (legal, administrative or otherwise), claim or investigation, informal objection or complaint (“Proceeding”) pending or threatened against, that affects or would reasonably be expected to affect the transactions contemplated herein, the Assets or the Business, and the Seller Parties have no knowledge of any of the foregoing. To the Seller Parties’ knowledge, there exists no basis or grounds for any other such Proceeding. None of the items described in Schedule 3.6, singly or in the aggregate, if pursued and/or resulting in a judgment against the Seller, the Parent, Purchaser or the Assets, would reasonably be expected to have a material adverse effect on the Assets, the Business or the right of the Seller or the Parent to consummate the transactions contemplated hereby, and each such item with respect to which the Seller or the Parent or any officer or stockholder of the Seller or the Parent is a defendant is, in the good faith opinion of the Seller or the Parent after due inquiry (including consultation with legal counsel), without legal merit.

Section 3.7   Compliance with Law. The Seller and the Parent hold all material Permits from all appropriate national, state, county, municipal or other public authorities necessary for the conduct of the Business and the use of the Assets as operated in the ordinary course of the Business prior to the Effective Date, including, without limitation, the marketing, sale and use of the products of the Seller and the Parent where and as the Seller and the Parent knows or has reason to know such products are marketed, sold or used by the Seller and the Parent or others, each of which are listed on Schedule 3.7. Except as noted on Schedule 3.7, the Seller and the Parent are presently conducting their business, and has at all times conducted their business, so as to comply with all applicable national, state, county, municipal or other public statutes, ordinances, rules, regulations, orders, judgments or decrees of any Governmental Authority (collectively, “Laws”). The Seller and the Parent have not received any written notice of violation of any applicable Law relating to the Seller’s or the Parent’s operations or properties, whether owned or leased, the Assets or the Business and there does not exist any grounds or basis for any of the foregoing matters. Except as noted on Schedule 3.7 hereto, neither the execution nor delivery of the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in the termination of any Permit, and all such Permits will remain vested in and inure to the benefit of Purchaser after the consummation of the transactions contemplated by this Agreement.

Section 3.8    Material Contracts. Except as listed or described on Schedule 3.8, as of the date hereof, the Seller is not a party to or bound by any written or oral leases, agreements, instruments, or other contracts or legally binding contractual commitments (“Contracts”) that are of a type described below (collectively, the “Material Contracts”):

(a)  any collective bargaining arrangement with any labor union;

(b)  any contract for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000 in the aggregate;

(c)   any contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $25,000, and any Government Contract;

(d)  any contract relating to the borrowing of money or the guaranty of another Person’s borrowing of money;

(e)   any contract granting any Person an Encumbrance on all or any part of the Assets (other than a Permitted Encumbrance);

(f)    any contract relating to (i) the purchase, sale, lease or disposal of any equity interest or other securities of the Seller or (ii) the purchase, sale, lease or disposal of any assets of the Seller other than in the ordinary and usual course of business consistent with past custom and practice (including any contract granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any of the Assets);

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(g)  any contract under which the Seller is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property having an original value in excess of $25,000, (ii) a lessor of any property having an original value in excess of $10,000, or (iii) a lessee or lessor of any real property;

(h)  any contract limiting, restricting or prohibiting Seller from conducting the Business anywhere in the United States or elsewhere in the world or any contract limiting the freedom of the Seller to engage in any line of business or to compete with any other Person or to solicit any Person for employment;

(i)   any joint venture or partnership contract;

(j)   any employment contract with any employee with annual total compensation in excess of $25,000;

(k)  any management service, consulting, maintenance or any other similar contracts (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $25,000;

(l)   any license (including inbound and outbound licenses) or other agreements (including, without limitation, royalty agreements and maintenance agreements) relating in whole or in part to any Intellectual Property (excluding, however, licenses of off-the-shelf desktop computer application software having a license fee per user of less than $1,000);

(m) any contract (including, without limitation, broker, distributor, vendor, customer or maintenance agreements) or series of such contracts which involve aggregate payments of $25,000 or more and which is not cancelable without penalty within ninety (90) days;

(n)  any contract that provides any customer of the Seller or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Seller or the Business;

(o)  any warranty agreement with any supplier to the Business with respect to products sold or indemnity agreement with any supplier to the Business under which the Seller is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(p)  any contract with any affiliate, equityholder or employee of the Seller (including any officer, manager, member, partner, director, agent or consultant);

(q)  any contract or other arrangement regarding nondisclosure or confidentiality; and

(r)   any other contract not made in the ordinary course of the Seller’s business.

The Seller has delivered to the Purchaser a true and complete copy of each written Material Contract, including all amendments or other modifications thereto, and a true and complete description of the terms of each oral Material Contract. Except as set forth on Schedule 3.8, each Material Contract is a valid and binding obligation of the Seller and, to the Seller Parties’ knowledge, of each other party thereto, is enforceable in accordance with its terms, and is in full force and effect and not subject to any claims, charges, setoffs or defenses with respect to material breaches or defaults. Each Material Contract was made on market terms in arm’s-length negotiations. Except as set forth on Schedule 3.8, the Seller has performed all material obligations required to be performed by it prior to the date hereof under the Material Contracts and is in material compliance therewith, and to the Seller Parties’ knowledge, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a material breach or default in any Material Contract. The Parent is not a party to any Contract.

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Section 3.9    Intellectual Property Matters. Schedule 3.9 contains a true, correct and complete list of all United States and non-United States (i) registered trademarks, trade names and service marks, trade dress, trade names and applications for trademark and service mark registrations, and all material state and common law trademarks and service marks, (ii) registered copyrights, applications for copyright registration, and (iii) patents and patent applications, all as owned by the Seller or any Shareholder. Unless otherwise indicated on Schedule 3.9, the Seller owns or has the exclusive right to use, in the normal and ordinary course of its business as currently conducted, all Intellectual Property used in or necessary for the operations of the Business as currently conducted, free and clear of any Encumbrances (other than a Permitted Encumbrance) other than obligations under licenses and other arrangements identified on Schedule 3.9. Unless otherwise indicated on Schedule 3.9, (i) all royalties, license and other fees due and payable by the Seller under such licenses and agreements that are due and payable prior to the effective date of this Agreement have been paid or adequate provision therefor has been made and accrued on the books of the Seller and (ii) no additional royalties, license or other fees shall become due and payable with respect to any Intellectual Property used by the Seller in the operation of its business solely as a result of the consummation of the transactions contemplated hereby. The Intellectual Property owned by or licensed to the Seller does not infringe upon any patent, trademark, trade name, service mark, copyright, trade secret, or any other Intellectual Property owned or claimed by another. The Seller has not received any written notice of any claim of infringement or any other written claim or proceeding relating to any patent, trademark, trade name, service mark, copyright, trade secret, or any other Intellectual Property owned or claimed by another. Except as disclosed in Schedule 3.9, to the Seller’s knowledge, no present or former employee of the Seller, no Shareholder, and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, trade name, service mark or copyright, or in any application therefor, in any trade secret, or in any other Intellectual Property, which the Seller owns, possesses or uses in its operations as now or heretofore conducted. To the Seller Parties’ knowledge, there has been no infringement, interference or misappropriation by any third party of any Intellectual Property owned by or licensed to the Seller, and to the Seller Parties’ knowledge, no such infringement is anticipated.

Section 3.10  Employee Benefit Plans and Arrangements.

(a)   Schedule 3.10 sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other compensation and benefit plans, contracts, programs, funds or arrangements established, maintained, or contributed to by the Seller for the benefit of the Seller’s employees and independent contractors (all of the foregoing being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). The Seller has provided to Purchaser true and complete copies of all Employee Plans and written summaries of any unwritten Employee Plans.

(b)  Each Employee Plan has been maintained, operated, and administered in compliance with its terms and all applicable Laws in all material respects. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and the Seller has delivered to Purchaser a currently effective IRS determination or opinion letter covering such plan. No Employee Plan is subject to Section 409A of the Code.

(c)  No action or failure to take an action by the Seller or any affiliate that is treated as one employer with the Seller pursuant to Sections 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”), and no facts or circumstances exist, that could directly or indirectly subject Purchaser, any of its affiliates, or any of their assets (including the acquired assets) or employee benefit plans to any Encumbrance, tax, penalty, or any other liability of any nature with respect to any compensation or benefit plans, contracts, programs, funds or arrangements established, maintained, contributed to, or required to be contributed to by the Seller or any ERISA Affiliate. The Seller has no Liability relating to any Employee Plan that could become a Liability of Purchaser or any of its Affiliates. Neither the Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)  No Employee Plan contains any provision which could prohibit the transactions contemplated by this Agreement. No Employee Plan has terms requiring assumption thereof by Buyer or any of its Affiliates. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Employee Plan, which (either alone or upon the occurrence of any additional or subsequent event) may result in any payment, acceleration, vesting or increase in benefits to any person.

Section 3.11 Approvals and Consents. Except to the extent set forth on Schedule 3.11 (each a “Required Consent”), no filing or registration with, and no consent, approval, authorization, Permit or order of any Governmental Authority or Person is required, including but not limited to, by any applicable Law to permit the Seller to execute, deliver or perform the Transaction Documents to be executed by such party at the Closing that have not been previously obtained or waived.

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Section 3.12  Solvency. The Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated herein. As used in this Section, “insolvent” has the meaning ascribed to such term under applicable Laws of the State of Minnesota.

Section 3.13 Undisclosed Liabilities. Except to the extent set forth on Schedule 3.13, to the Seller Parties’ knowledge, the Seller has no Liability other than those reflected in the financial statements provided by the Seller to Purchaser (and it is not aware of any basis for any present or future Proceeding against the Seller giving rise to any Liability), except for (i) Liabilities which have arisen in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort, infringement, or material violation of law, or individually or in the aggregate, have a material adverse effect on the Business or the Assets); or (ii) Liabilities incurred under this Agreement or in connection with the transaction contemplated hereby.

Section 3.14  Environmental. Except as disclosed on Schedule 3.14(a): (a) Hazardous Substances have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, real property by the Seller or on any property adjoining or adjacent to such real property except in a manner which would not result in any liability under any Environmental Laws and in compliance with Environmental Laws; (b) the Seller is in compliance in all respects with all applicable Environmental Laws, holds and is in compliance with all Environmental Permits; all Environmental Permits have been provided to Buyer prior to the date hereof and are listed on Schedule 3.14(b); (c) there are no pending or, to the Seller Parties’ knowledge, threatened, Environmental Claims against the Seller or any real property occupied or used by the Seller; (d) there are no facts, circumstances, conditions, or occurrences regarding the Seller’s past or present business or operations on any real property owned, occupied, operated or used by the Seller that will or would (i) form the basis of an Environmental Claim against the Seller, its assets, or any real property owned, occupied, operated or used by the Seller or (ii) cause any real property currently owned, occupied, operated or used by the Seller or the Seller’s assets to be subject to any restrictions on its ownership, occupancy, use, or transferability under any Environmental Law; (e) there are no (i) underground storage tanks or sumps (ii) landfills, (iii) surface impoundments, (iv) other units for the treatment, storage or disposal of Hazardous Substances; (v) asbestos or (vi) polychlorinated biphenyls at, on, in or under any real property owned, occupied, operated or used by the Seller; (f) neither the Seller nor any real property occupied or used by the Seller is listed or proposed for listing on the National Priorities List under CERCLA or on any similar federal, state, or foreign list of sites requiring investigation or clean-up, nor has the Seller received any notice as a potentially responsible party under the foregoing; (g) there are no Environmental Permits that are nontransferable or require consent, notification, or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and (h) the Seller has no liability or obligation, and has not entered into an agreement or consent order assuming, any liability or obligation, under any Environmental Law (including any obligation to remediate any Environmental Condition whether caused by the Seller or any other Person). The Seller has delivered to the Purchaser true, correct and complete copies of all environmental investigations, studies, audits, tests, reviews, or other analyses by or on behalf of the Seller or that are available to the Seller, each of which is listed on Schedule 3.14(c).

Section 3.15  Suppliers; Customers.

(a)   Schedule 3.15(a) is a complete and correct list of the twenty (20) largest (as measured by the amount paid by the Seller) vendors, suppliers, service providers and other similar business relations of the Business (the “Material Vendors”) for the twelve (12) month period ending December 31, 2011 and sets forth opposite the name of each Material Vendor the amount paid to such vendor during such period. Except as set forth in Schedule 3.15(a), in the last twelve (12) months no Material Vendor has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Business. The Seller has not received any written notice nor has any knowledge that any Material Vendor intends to cancel or otherwise modify (including, without limitation, price increases or any adverse modification to the availability of parts or materials) its relationship with the Business.

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(b)  Schedule 3.15(b) is a complete and correct list of the twenty (20) largest customers and other similar business relations of the Business (the “Material Customers”) for the twelve (12) month period ending December 31, 2011 and sets forth opposite the name of each Material Customer the amount paid to such customer during such period. Except as set forth in Schedule 3.15(b), in the last twelve (12) months, no Material Customer has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship with the Business. The Seller has not received any written notice nor has any knowledge that any Material Customer intends to cancel or otherwise modify (including, without limitation, price increases or any adverse modification to the availability of parts or materials) its relationship with the Business.

(c)  The Seller has complied with all Laws relating to the Government Contracts and Government Contract Bids or Proposals. All representations and certifications of the Seller set forth in or pertaining to the Government Contracts and Government Contract Bids or Proposals were complete and accurate in all material respects as of their effective date. Schedule 3.15(c) lists all Government Contracts with respect to which the Seller claimed or otherwise conveyed to any Governmental Authority or other third party, or received in part as a result of, any certification or status of the Seller or any business partner of the Seller (including, without limitation, any small business or minority business enterprise, or other disadvantaged business status or certification), the amount of purchases or sales under each such Government Contract, and a description of each such certification or status. No termination notice, cure notice or show-cause notice is in effect with respect to any Government Contract or Government Contract Bid or Proposal. Neither the Seller nor any of its officers, directors, employees or agents is or has during the last three (3) years been the subject of a formal investigation or indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid or Proposal. Neither the Seller nor any of its officers, directors, employees or agents is suspended or debarred from federal contracting or has been the subject of a finding of non-responsibility or ineligibility regarding federal contracting. During the last three (3) years, the Seller has not conducted or initiated an internal investigation or made a voluntary disclosure to a Governmental Authority regarding its actions or omissions vis-à-vis the Government Contracts or Government Contract Bids or Proposals. All test and inspection results that the Seller has provided pursuant to any Government Contract were complete and correct in all material respects as of the date so provided. The Seller has not received any government-furnished property or equipment in connection with any Government Contract.

Section 3.16  Financial Statements.

(a)   The Seller has delivered to Purchaser (i) the unaudited consolidated balance sheet of the Seller, IC-DISC and and RTD HK as of December 31, 2011, together with the related statements of income and cash flows for the twelve (12) month period then ended, copies of which are attached as Schedule 3.16(a) and (ii) the unaudited balance sheet of the Seller, IC-DISC and and RTD HK as of August 31, 2012 (the “Balance Sheet Date”), together with the related statements of income and cash flows for the eight-month period then ended, copies of which are attached as Schedule 3.16(b) (all of the foregoing described in (i) and (ii), the “Financial Statements”). Except as set forth on Schedule 3.16(a), the Financial Statements have been prepared in accordance with GAAP and are correct and complete in all material respects and reflect the consistent application of accounting principles throughout the periods involved. The Financial Statements (i) are derived from the books and records (including the general ledgers) of the Seller, (ii) accurately reflect such books and records (including the general ledgers) and (iii) fairly present in all material respects the consolidated financial position of the Seller at the dates thereof and the results of the operations and cash flows of the Seller for the periods indicated.

(b)  The Seller has established and presently maintains a system of internal accounting procedures sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Seller are being executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors or managers of the Seller and (ii) that transactions related to the business of the Seller are recorded as necessary (A) to permit preparation of materially accurate financial statements and (B) to maintain accountability for assets.

Section 3.17 Absence of Certain Changes. Except as disclosed on Schedule 3.17, since the Balance Sheet Date, the Seller has conducted its business in the ordinary course and has not:

(a)  changed any salaries or other compensation of, or paid any bonuses to, any employee or entered into any employment, severance, or similar agreement with any employee;

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(b)  adopted, amended, or increased any benefits under any Plan or policy;

(c)   sold, leased, or otherwise disposed of any material asset or property except in the ordinary course;

(d)   (i) wrote-off as uncollectible any notes or accounts receivable except write-offs in the ordinary course charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any other material asset of the Seller, or (iii) altered the customary time periods for collection of accounts receivable or payments of accounts payable;

(e)   paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the August 31, 2012 balance sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course;

(f)    entered into any compromise or settlement of, or taken any other action with respect to, any Proceeding;

(g)   terminated or closed any material facility, line of business, or operation;

(h)   caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Business or the Assets;

(i)    accelerated the generation of accounts receivable, including by accelerating shipments of product relative to ordinary course;

(j)    delayed the generation of accounts payable, including by delaying the receipt of inventory and raw materials relative to ordinary course;

(k)   suffered any material adverse change in its business, operations, or financial condition or become aware of any event which may result in any such adverse change; or

(l)    committed, agreed to, or contracted to do any of the foregoing.

Section 3.18 Insurance Coverage. Schedule 3.18 sets forth a list of all insurance policies and fidelity bonds covering the Assets, the Business, and the employees of the Seller (collectively, the “Policies”). Schedule 3.18 also sets forth a list and description of all claims made by the Seller under the Policies (or any other insurance policies which were in effect) within the past three (3) years. With respect to each Policy, the Seller has delivered to the Purchaser a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy. To the Seller Parties’ knowledge, and subject to the fact that Seller has chosen to self-insure against certain risks, there have been no gaps in the Seller’s insurance coverage. The Seller has complied in all material respects with the terms and conditions of all Policies. The Policies have been and are of the type and in amounts adequate to insure fully against the risks to which the Seller and its properties and assets are normally exposed in the operation of its business, subject to the fact that Seller has chosen to self-insure against certain risks.

Section 3.19  Properties; Sufficiency of Assets.

(a)   Schedule 3.19(a) sets forth a list of all real property and improvements owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Seller and/or the Parent (“Seller Real Property”), including all Seller Real Property presently leased by the Seller or for which the Seller holds a possessory interest (the “Leased Real Property”) and all Seller Real Property presently owned by the Seller and/or the Parent (“Owned Real Property”).

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(b)   Except as set forth on Schedule 3.19(b), the Parent owns good and marketable title to the Owned Real Property which, as of the Closing, will be free and clear of any Encumbrance other than Permitted Encumbrances. True and complete copies of (A) all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property and (B) all instruments, agreements and other documents evidencing, creating or constituting any Encumbrance on Owned Real Property have been delivered to the Purchaser.

(c)   All leases of Leased Real Property are valid, binding, and enforceable against the Seller and each other party thereto in accordance with their respective terms, the Seller is a tenant or possessor in good standing thereunder, and all rents currently due under such leases have been paid. There does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default by Seller, or to the Seller Parties’ knowledge, by any other person.

(d)   The Seller is in peaceful and undisturbed possession of the Seller Real Property and has good and valid rights of ingress and egress to and from all such Seller Real Property and to the public street systems for all usual street, road and utility purposes. No Shareholder or Affiliate of a Shareholder is a landlord under any lease relating to Leased Real Property. The Seller has not received any notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law relating to or affecting the Seller Real Property, and to the Seller Parties’ knowledge, no such proceeding has been threatened or commenced. The Owned Real Property (including, without limitation, all water, sewer, gas, electrical, HVAC systems and other utilities servicing the same) is in good repair and operating condition in all material respects in light of the age and use thereof, ordinary wear and tear excepted, and constitutes all real property, buildings and other improvements necessary for the Seller to conduct the business as currently conducted. To the Seller Parties’ knowledge, no person or improvement is encroaching upon any of the Seller Real Property, and none of the activities of the Seller on the Company Real Property or any of the improvements thereon are encroaching upon the property of others or easements or rights-of-way in favor of others.

(e)    Schedule 3.19(e)(i) sets forth a list of all personal property (including equipment) necessary for the conduct of the Business that is owned or leased by the Seller and was originally purchased by the Seller at a cost of more the $1000, and indicates whether each such item of personal property is owned or leased. Except as set forth on Schedule 3.19(e)(ii), the Seller has good and marketable title to all of its properties and assets in each case free and clear of all Encumbrances except for Permitted Encumbrances. All machinery and equipment owned or leased by the Seller is in good operating condition and state of repair, subject only to ordinary wear and tear which is not such as to materially affect adversely the operation of the Business as presently conducted.

Section 3.20   Interests in Counterparties and Others. Except as disclosed on Schedule 3.20, no stockholder, officer or director of the Seller or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Seller, including any counterparty to any Material Contract. The Seller has not transferred any of its respective assets or properties to, or bought any assets or properties from, any stockholder, officer or director of the Seller or any of their respective Affiliates, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the ordinary course.

Section 3.21   Relationships; Employees.

(a)    The relationships of the Seller with its lessors, suppliers, customers, vendors, and employees are, in the good faith opinion of the Seller, good commercial working relationships. There has not been, and the Seller has no reason to believe there will be, any change in relations with lessors, suppliers or vendors of the Seller, as a result of the transactions contemplated by this Agreement.

(b)    Schedule 3.21(b) lists all employees of the Seller (the “Business Employees”) and each Business Employee’s annual salary, bonus and the amount of any accrued paid time off as of the Closing Date.

(c)    Except for the employment agreements specifically set forth on Schedule 3.21(c), no shareholder, officer, employee or director of the Seller is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights Contract that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Business or (ii) the ability of the Business to conduct its businesses consistent with past practice.

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(d)    Except as disclosed on Schedule 3.21(d), (i) there is no labor strike, dispute, slowdown, or stoppage pending or threatened against or involving the Seller, (ii) the Seller is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Seller, and (iii) no claim in respect of the employment of any employee of the Seller has been asserted and is currently pending or, to the Seller Parties’ knowledge, threatened, against the Seller.

(e)    To the Seller Parties’ knowledge, all employees, agents, and contractors of the Seller are legally authorized to work in the United States. The Seller has properly completed all reporting and verification requirements pursuant to Laws relating to immigration control for all of its employees, agents and contractors including the Form I-9.

Section 3.22    Export Compliance. Neither the Seller nor any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, or leased employees in connection with his or her affiliation with, or the performance of his or her duties to, the Seller: (A) have engaged in any activity or transaction prohibited by or in violation of any U.S. Export Control or Import Law; (B) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any U.S. Export Control or Import Law from any U.S. Trade Control Agency; (C) have been (x) the subject of an indictment for a violation or violations of any U.S. Export Control or Import Law; (y) convicted of violating any U.S. Export Control or Import Law or (z) barred or suspended, even temporarily, from doing business with any agency of the U.S. Government as a result of a violation of any U.S. Export Control or Import Law; (D) (x) are an Embargoed Person; (y) are owned or controlled by, or is acting on behalf of, an Embargoed Person or (z) have engaged in activities, dealings or transactions with or involving an Embargoed Person; (E) have entered into a settlement, plea agreement, or deferred prosecution agreement with any U.S. Trade Control Agency for alleged violations of any U.S. Export Control or Import Law; or (F) have been officially reprimanded or terminated in whole or in part due to his or her violation of the Seller’s policies and procedures related to U.S. Export Control or Import Laws. There is no pending or, to the Seller Parties’ knowledge threatened, U.S. Trade Control Agency proceeding, investigation, audit or enforcement action against the Seller or any of its current or former employees, representatives, agents, consultants, independent contractors, subcontractors, or leased employees in connection with his or her affiliation with, or the performance of his or her duties to, the Seller. The Seller does not have any pending or anticipated disclosures to any U.S. Trade Control Agency for potential violations of any U.S. Export Control or Import Law. All voluntary self-disclosures that have been submitted to a U.S. Trade Control Agency involving potential violations of U.S. Export Control or Import Laws have been disclosed to the Purchaser. The Seller has not reported any potential violations to a U.S. Trade Control Agency. For purposes of this Agreement, (i) “U.S. Export Control Laws” means the Export Administration Regulations (15 C.F.R. Parts 730-744); U.S. Foreign Trade Regulations (15 C.F.R. Part 30); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the U.S. Treasury Department, Office of Foreign Assets Control regulations (30 C.F.R. Parts 500-599; and the Antiboycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code)), (ii) “U.S. Import Laws” means Laws administered by Customs under Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations and the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) regulations (27 C.F.R. Part 447) and (iii) “U.S. Trade Control Agencies” includes, but is not limited to, BATFE, BIS, DDTC, DOJ, Internal Revenue Service, OFAC, Office of Antiboycott Compliance, U.S. Census Bureau, Foreign Trade Division, and U.S. Immigration and Customs Enforcement.

Section 3.23    Medical Devices. The Business as conducted by Seller is not subject to Food and Drug Regulations or similar Laws in any regard including, for example, based on the nature of its products or the activities of the Seller or any third-party acting on Seller’s behalf.  Seller has not received any notice or communication from any Governmental Authority indicating that the Business is or may be subject to Food and Drug Regulations. To the knowledge of the Seller Parties, (a) Schedule 3.23 provides a complete list of manufacturers or marketers of finished medical devices within the meaning of Food and Drug Regulations (“Finished Device Manufacturers”) to whom the Seller has supplied, directly or indirectly, components (the “Seller Components”) for incorporation into a finished medical device within the meaning of Food and Drug Regulations, (b) the Seller has not taken any actions or omitted any actions in connection with the Business that would cause a Finished Device Manufacturer’s product to be adulterated or misbranded, and (c) no Finished Device Manufacturer has recalled, or been subject to any regulatory enforcement action with respect to, a finished medical device that incorporates Seller Components.

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Section 3.24     Inventories. All items included in the Inventory consists of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements of the Seller as of the Closing Date. The Seller is not in possession of any inventory not owned by the Seller, including goods already sold. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not unreasonably excessive but are reasonable in the present circumstances of the Seller. Except as set forth on Schedule 3.24, work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

Section 3.25     Finders’ Fees. Except as disclosed on Schedule 3.25, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller, any Shareholder, or any of their respective affiliates, who might be entitled to any fee or commission paid by the Seller or any Shareholder in connection with the transactions contemplated by this Agreement. All amounts disclosed on Schedule 3.25 shall be paid by the Seller.

Section 3.26     Warranties. Except as set forth on Schedule 3.26, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (i) services rendered or products sold by the Seller during periods through and including the Closing Date, or (ii) the operation of the Business during the period through and including the Closing Date. All services rendered and products sold by the Seller in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and, the Seller does not have any liability (and to the Seller Parties’ knowledge, there exists no basis for any present or future Proceeding giving rise to any liability) for Losses in connection therewith, except as set forth on Schedule 3.26. No services provided or products sold by the Seller in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Seller’s standard terms and conditions of sale set forth on Schedule 3.26.

Section 3.27     Absence of Certain Business Practices. Except as disclosed on Schedule 3.27, neither the Seller nor any officer, director, employee, independent contractor, or any Person acting on behalf of the Seller has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Seller has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Seller (or assist the Seller’s in connection with any actual or proposed transaction). Neither the Seller nor any officer, director, employee, independent contractor or any Person acting on behalf of the Seller has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Seller’s funds or been reimbursed from the Seller’s funds for any such payment, or is aware that any other Person associated with or acting on behalf of the Seller has engaged in any such activities.

Section 3.28     Accounts Receivable. Schedule 3.28 contains a complete and accurate list of all accounts receivable, including trade and miscellaneous accounts receivable, of the Seller outstanding on the Closing Date (the “Accounts Receivable”), which list sets forth the aging of such Accounts Receivable. The Accounts Receivable represent sales actually made or services actually performed in the ordinary course of the Business in bona fide, arms-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto and in compliance with applicable Laws. All Accounts Receivable will be fully collected by the Purchaser without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof. The Seller has not factored or discounted, or agreed to factor or discount, any Accounts Receivable. The Seller has complete and correct copies of all instruments, documents and agreements evidencing all of the Accounts Receivable.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller as follows:

Section 4.1     Organization and Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of New Jersey and has the full power and authority (corporate and otherwise) to carry on its business in the places and in the manner and as it is now being conducted. At or before the Closing, Purchaser will be qualified to conduct business in Minnesota.

Section 4.2     Authority. Purchaser has the capacity and authority to execute and deliver the Transaction Documents to which it is a party and to perform hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to be executed, delivered and performed by Purchaser constitute the valid, legal and binding obligation of Purchaser enforceable against it in accordance with their respective terms.

Section 4.3     Compliance with other Instruments. The execution and delivery of the other Transaction Documents by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) violate any provision of the corporate governing documents, as amended, of Purchaser, (ii) violate or constitute an occurrence of default under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under: (A) any mortgage, deed of trust, conveyance to secure debt, note, bond, debenture, loan, or Encumbrance; (B) any lease, license, agreement or instrument; or (C) any order, judgment, decree or other arrangement, to which Purchaser is a party or by which either such party is bound, or (iii) require the authorization, approval, consent or order of, or filing with, or other action by any Governmental Authority.

Section 4.4     Litigation. There is no Proceeding pending or threatened against or affecting Purchaser that would materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 4.5    Approvals and Consents. No filing or registration with, and no consent, approval, authorization, Permit or order of any Governmental Authority or Person is required, including but not limited to, by any applicable Law to permit Purchaser to execute, deliver or perform the Transaction Documents to be executed by such party at the Closing. The transactions described in this Agreement have been approved by Purchaser’s Board of Directors, and no other corporate approvals are required.

ARTICLE 5
COVENANTS OF SELLER

Section 5.1     Consents and Approvals. The Seller shall use commercially reasonable efforts to make all filings required to be made by it to consummate the contemplated transactions. The Seller shall use commercially reasonable efforts to obtain the waiver, consent and approval (including, but not limited to, all consents identified in Section 3.11) of all Persons whose waiver, consent or approval is (a) required in order to consummate the transactions contemplated by the Transaction Documents, or (b) required by any material agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Seller is a party or subject on the Closing Date (including, without limitation, the consent of any customer, licensor or supplier of the Seller, if required), and which (i) requires the waiver, consent or approval of any Person to such transaction or (ii) without such waiver, consent or approval, such transaction could reasonably be expected to constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller hereunder so that Purchaser would not in fact receive all such rights, the Seller and Purchaser will cooperate in a mutually agreeable arrangement pursuant to which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub licensing or sub leasing to Purchaser, or under which the Seller would enforce for the benefit of Purchaser, with Purchaser assuming the Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to Purchaser when received all monies received by the Seller under any Asset or any claim or right or any benefit arising thereunder, and the Seller and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consent and to provide Purchaser with all such rights.

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Section 5.2     Employees.

(a)    Effective as of 11:59 p.m. on the day immediately before the Closing Date, the Seller shall have terminated the employment of each of the Business Employees. The Seller shall retain, pay, satisfy and discharge all liabilities to the Business Employees including (without limitation), prior to the Closing, paying to each of the Business Employees all benefits, including severance, vacation, paid time off, and COBRA benefits, to which such Business Employees are entitled pursuant to their employment by, or termination from, the Seller, and shall pay to the Business Employees an aggregate amount of no less than $150,000 in respect of the Seller’s profit sharing plan. Except as agreed to by Seller, Purchaser shall make offers of employment to all of the Business Employees (such employees who accept the terms and conditions of such offer and who are employed by Purchaser are hereinafter referred to as “Hired Employees”) Nothing herein, expressed or implied, will confer upon any Business Employee or any former employee of Seller any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement. The provisions of this Section 5.2 are not intended to be for the benefit of or otherwise be enforceable by, any Business Employee or other third party or to be treated as an amendment to any employee benefit plan.

(b)    Purchaser shall pay the Hired Employees the same salary and wage rates they were earning immediately prior to the Effective Time immediately after the Closing. The Hired Employees shall be covered by Purchaser’s standard benefit plans, programs, policies, and procedures beginning on January 1, 2013, except for participation in the Purchaser’s 401(k) plan, which shall begin at the Effective Time. The Seller shall adopt plan amendments (subject to reasonable advance review by Purchaser) and take such other actions as are required to continue its Health Reimbursement Arrangement plan (the “HRA Plan”) and Flexible Benefits Plan (the “Flex Plan”) as active plans through December 31, 2012, under which the Hired Employees shall continue to accrue and receive benefits as if the Hired Employees remained employed by the Seller through December 31, 2012. The HRA Plan and the Flex Plan shall provide for reimbursement for eligible expenses incurred during the 2012 calendar year that are submitted by March 31, 2013 by the Hired Employees. The Seller will provide COBRA notices and elections to all qualified beneficiaries due to loss of coverage under the HRA Plan and the Flex Plan (which would not include Hired Employees who remain employed with the Purchaser past December 31, 2012) and continue to maintain the HRA Plan and the Flex Plan through December 31, 2012, to provide COBRA coverage to the extent required by law. The Purchaser shall reimburse the Seller for all benefits accruing and/or paid under the HRA Plan with respect to the Hired Employees through December 31, 2012, but in no event in excess of an aggregate of $44,000. The Purchaser shall deduct from the paychecks of Hired Employees a pro rata portion of their elected contribution to the Flex Plan and shall transfer such amounts to the Seller through December 31, 2012. The Purchaser shall have no responsibility or Liability for COBRA notices or coverage relating to the HRA Plan or the Flex Plan and Seller shall indemnify and hold the Purchaser harmless from and against any and all damages, Liabilities, claims or expenses incurred by the Purchaser as a result of or otherwise arising out of the failure of Seller to comply with the requirements of COBRA. Hired Employees shall be given credit under all of the Purchaser’s benefit plans, programs, and policies for all years of service with the Seller for purposes of eligibility, vesting, benefit accrual, and other benefits under such plans, programs and policies. Except as provided herein, the Hired Employees shall become immediately eligible under such plans, programs and policies, with no waiting period and no pre-existing condition exclusions or limitations. The Hired Employees may elect to take paid time off immediately after the Effective Time in accordance with the Purchaser’s PTO plan, which allows Employees to “go negative.”

Section 5.3    Efforts. The Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (without limitation) terminating any existing employment agreement and change of control agreement (or fully perform thereunder) between the Seller or any affiliate of the Seller and each other applicable employee. For a period of one (1) year after the Closing, as and when requested by the Purchaser, the Seller will, and will cause each Shareholder to (and the Seller shall be responsible for each such Shareholder’s failure to) use their best efforts to assist the Purchaser with its assumption of the Business, including (without limitation) by assisting the Purchaser with (a) the transition to the Purchaser of customers, vendors and other business relations and continuing retention of such customers, vendors and business relations, (b) the transfer of production of the Business’s products to other facilities of the Purchaser and (c) the development of new related products, sales initiatives and customer support.

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Section 5.4    Payments Related to Accounts Payable Not Disclosed to Purchaser. The Seller shall fully satisfy all accounts payable of the Seller other than those accounts payable described in Section 2.4(ii) promptly after the Closing and within all time periods previously agreed with such counterparties (without extension thereof).

Section 5.5    Payments Relating to Accounts Receivable. In the event that the Seller receives any payments in respect of any amounts billed by the Purchaser following the Closing, the Seller shall forward such payments to the Purchaser immediately.

Section 5.6    Distribution of Proceeds. With respect to all proceeds received by the Seller as a result of the transactions contemplated hereby, including (without limitation) the Initial Purchase Price or Earn-Out Payments, the Seller shall properly and lawfully distribute such proceeds to its stockholders in accordance in all respects with its articles of incorporation, bylaws, other governing documents and applicable law.

ARTICLE 6
cOVENANTS OF Purchaser

Section 6.1    Required Approvals. Purchaser shall make, or cause to be made, all filings required to be made by it to consummate the contemplated transactions. Purchaser shall cooperate with the Seller with respect to all filings the Seller shall be required to make.

Section 6.2    Efforts. Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

Section 6.3    Payments Due to the Seller. In the event that the Purchaser receives any payments following the Closing that remain due to the Seller after taking into account the Closing, the Purchaser shall forward such payments to the Seller immediately.

ARTICLE 7
CLOSING

Section 7.1    Time and Place of Closing. The consummation of the transaction provided for in this Agreement (the “Closing”) shall be held at the offices of counsel to the Seller, or at any other place or time as agreed in writing by the parties hereto, commencing immediately following execution of this Agreement by all parties hereto (the date on which the Closing takes place, the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 7.2    Transactions at Closing. At the Closing, each of the following transactions shall occur:

(a)   The Seller’s Performance. At the Closing, the Seller shall deliver to Purchaser the following:

(i)	this Asset Purchase Agreement executed by the Seller;

(ii)	a bill of sale in the form set forth as Exhibit A (the “Bill of Sale”) for all of the Assets that are tangible personal property duly executed by the Seller, and such other good and sufficient instruments of conveyance, transfer and assignment (in form and substance reasonably acceptable to Purchaser) as shall be necessary to transfer the Assets to the Purchaser;

(iii)	an assignment and assumption of the Assumed Liabilities in the form set forth as Exhibit B, duly executed by the Seller (the “Assignment and Assumption Agreement”);

(iv)	an assignment of the Intellectual Property in the form set forth as Exhibit C (the “IP Assignment”) executed by the Seller;

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(v)	a certificate of an officer of the Seller and Parent (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of such entity, (b) certifying and attaching all requisite resolutions or actions of such entity’s board of directors and shareholders approving the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and (c) certifying to the incumbency and signatures of the officers of such entity executing the Transaction Documents;

(vi)	physical possession of the Assets where located;

(vii)	restrictive covenants agreements between (a) the Purchaser, on the one hand, and (b) the Seller and each Shareholder, on the other hand, substantially in the form set forth as Exhibit D (the “Restrictive Covenants Agreements”);

(viii)	employment agreements between the Purchaser, on the one hand, and (a) Lyle Rynda, substantially in the form set forth as Exhibit E-1 (the “Rynda Employment Agreement”), (b) James Sulciner, substantially in the form set forth as Exhibit E-2 (the “Sulciner Employment Agreement”), (c) Brad Lesmeister, substantially in the form set forth as Exhibit E-3 (the “Lesmeister Employment Agreement”), and (d) Peter Bernier, substantially in the form set forth as Exhibit E-4 (the “Bernier Employment Agreement” and together with the Rynda Employment Agreement, the Sulciner Employment Agreement and the Lesmeister Employment Agreement, the “Employment Agreements”);

(ix)	unanimous written consent of the Board of Directors and stockholders of the Seller approving the transactions set forth in this Agreement, ratifying the current members of the Board of Directors, and delegating to the appropriate officer of the Seller authority to negotiate and execute on behalf of the Seller each Transaction Document;

(x)	a certificate of good standing for the Seller from the Secretaries of State of the State of Minnesota, as of a date within five (5) days prior to the Closing Date;

(xi)	(a) each consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on Schedule 3.11 and (b) with respect to all the Seller Indebtedness, payoff letters and evidence of arrangements for the holders of such the Seller Indebtedness to provide upon payment thereof releases of Encumbrances, receipts, termination statements, cancelled notes and all other documents necessary to evidence the payment of such the Seller Indebtedness and release of the Encumbrances upon the Seller and its Assets;

(xii)	conveyance documents acceptable to the Purchaser and a title agent selected by Purchaser in connection with the transfer of the Owned Real Property, including (without limitation) a limited warranty deed, owners affidavit and title commitment;

(xiii)	an opinion of Best and Flanagan LLP, legal counsel to the Seller, dated the Closing Date, in form and substance acceptable to Purchaser; and

(xiv)	such other evidence of the performance of all covenants and satisfaction of all conditions required of the Seller by this Agreement, at or prior to the Closing, as the Purchaser or its counsel may reasonably require.

(b)   Performance by the Purchaser. At the Closing, the Purchaser shall execute and shall deliver to the Seller the following:

(i)	this Asset Purchase Agreement executed by the Purchaser;

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(ii)	cash, by wire transfer, payable in accordance with Section 2.3(b), for an amount equal to the Initial Purchase Price less Minimum Cash;

(iii)	the Assignment and Assumption Agreement, Employment Agreements, Restrictive Covenants Agreements and the IP Assignment, each executed by the Purchaser;

(iv)	a certificate of an officer of the Purchaser (a) certifying, as complete and accurate as of the Closing, attached copies of the governing documents of the Purchaser, (b) certifying and attaching all requisite resolutions or actions of the Purchaser’s board of directors approving the consummation of the transactions contemplated herein and (c) certifying to the incumbency and signatures of the officers of the Purchaser executing the Transaction Documents; and

(v)	such other evidence of the performance all covenants and satisfaction of all conditions required of the Purchaser by this Agreement, at or prior to the Closing, as the Seller or its counsel may reasonably require.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

Section 8.1     Survival of Representations and Warranties. The representations and warranties made or undertaken by the Seller in this Agreement or the Transaction Documents or in any document, instrument or agreement executed and delivered pursuant hereto shall survive the Closing hereunder until the date which is one (1) year after the Closing; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority), 3.3 (Taxes), 3.4 (Assets), 3.5 (Compliance with Other Instruments) 3.10 (Employee Benefit Plans), 3.14 (Environmental), 3.22 (Export Compliance), 3.23 (Medical Devices) and 3.25 (Finders Fees) of this Agreement (collectively, all of the foregoing the “Fundamental Reps”) shall survive the Closing until sixty (60) days past the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party or the pendency of any litigation or dispute resolution process); and further provided, however, any representation or warranty in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time. Subject to the foregoing, all covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely in accordance with their terms. Any examination, inspection or audit of the Assets, financial condition or other matters of the Seller or the Business conducted by the Purchaser or on its behalf on or prior to Closing, and any knowledge acquired by the Purchaser, shall in no way limit, affect or impair the ability of the Purchaser to rely upon the representations, warranties, covenants and obligations of the Seller set forth herein except as expressly provided herein.

Section 8.2     Indemnification of the Purchaser. Subject to the limitations set out in Section 8.5 hereof, the Seller, Parent and Shareholders, jointly and severally, agree to defend, indemnify and hold the Purchaser, its affiliates, and the respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnitee”) harmless from and against any and all claims, demands, suits, losses (including diminution in value), liabilities, damages, assessments, judgments, costs and expenses (but in the case of internal costs and expenses, specifically excluding overhead), including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Losses”), caused by, resulting from or arising out of:

(a)     any breach of any representations, warranties or covenants made by the Seller in or pursuant to this Agreement or any Transaction Document, or the failure of such representations and warranties to be true and correct;

(b)     any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

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(c)     any Retained Liability;

(d)     the assertion by any taxing authority against the Assets or the Business of any liability for taxes, assessments, fees, charges, additions to tax, interest or penalties, federal, state, local, foreign or other relating to a period or event prior to and through the Effective Time, or the imposition of any Encumbrance (other than a Permitted Encumbrance) arising therefrom against the Assets or the Business or which attach thereto; and

(e)     any past, present or future claim with respect to, and any obligation or Liability or loss relating to: (i) any activity or transaction by the Seller that is or was, or is or was alleged to be, prohibited by or in violation of any U.S. Export Control or Import Law, including the failure to register or renew any registration required by the International Traffic in Arms Regulations and (ii) the matters identified on Schedule 3.6 or required by Section 3.6 to be identified thereon, and all current or future matters reasonably related thereto or an extension thereof.

Section 8.3     Indemnification of Seller. Purchaser agrees to defend, indemnify and hold the Seller, Parent and the Shareholders (“Seller Indemnitees”) harmless from and against all Losses suffered or incurred by any of them arising out of:

(a)    any breach of any representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or any of Transaction Documents, or the failure of such representations and warranties to be true and correct;

(b)    any Liability which is an Assumed Liability; and

(c)    any Liability arising out of the ownership or operation of the Assets after the Effective Time (other than in connection with a matter with respect to which the Purchaser is entitled to indemnification from the Seller pursuant to Section 8.2).

Section 8.4     Mechanism for Indemnification.

(a)   The party seeking indemnification hereunder (“Indemnified Party”) shall give written notice to the indemnifying party (“Indemnifying Party”) of its indemnification claims hereunder, specifying the amount and factual basis of the claim; provided that the failure to so notify the Indemnifying Party shall relieve such party from liability hereunder with respect to such claim only if, and only to the extent that, such failure directly results in a Loss by Indemnifying Party or the forfeiture by the Indemnifying Party of the rights and defenses otherwise available to the Indemnifying Party with respect to such claim. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount, if any, equal to such claim as determined hereunder.

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(b)     If any such claim is made hereunder by the Indemnified Party and such claim arises from the claims of a third party against the Indemnified Party, the Indemnified Party shall give such written notice to the Indemnifying Party promptly after receiving notice of the assertion of such claim. Provided that the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to such third party claim, the Indemnifying Party shall have the right to assume the defense and contest any such claim represented by counsel of its choice, and compromise or settle such claim with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and which consent shall not be required in the event (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, directors, employees and affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner materially and adversely affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates. The Indemnified Party shall cooperate fully with the Indemnifying Party in the defense of such claim, including making available to the Indemnifying Party and its counsel such documents, information, or other materials as they may from time to time reasonably request. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 8.4 for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation, and the Indemnified Party shall be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful, as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnified Party as provided herein. If the Indemnifying Party does not elect to undertake the defense thereof by written notice within thirty (30) days after receipt of the original notice from the Indemnified Party, the Indemnified Party will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s expense, the defense, compromise or settlement of such claim, and shall have the right to choose its own counsel; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; and provided further, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Proceeding. In any Proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. In the event a party fails to meet its indemnification obligations hereunder, the other party shall have the option to recover damages from such party.

Section 8.5      Limitations on Liability of the Seller and the Shareholders.

(a)    The aggregate liability of the Seller, Parent, and the Shareholders under Section 8.2(a) (other than with respect to a breach of a Fundamental Rep or matters arising in respect of fraud or any knowing misrepresentation) shall be limited to $2,000,000. The aggregate liability of the Seller, Parent, and the Shareholders under Section 8.2(a) with respect to a breach of a Fundamental Rep shall be limited to the Purchase Price.

(b)    The Purchaser Indemnitees shall have no right to recover any amounts under Section 8.2(a) (other than with respect to a breach of a Fundamental Rep or matters arising in respect of fraud or any knowing misrepresentation) unless (i) the aggregate amount of Losses incurred by the Purchaser Indemnitees with respect to the matter that is indemnifiable under Section 8.2(a) exceeds $5,000, provided that individual claims or matters arising out of the same act or omission or series of related acts or omissions shall be aggregated for this purpose, and (ii) the amount of all Losses incurred by the Purchaser Indemnitees in respect of any and all matters that are indemnifiable under any subsection(s) of Section 8.2 exceeds $150,000 in the aggregate (the “Basket”), in which event the Purchaser Indemnitees shall be entitled to recover all such Losses inclusive of the amount of the Basket.

(c)    Except with respect to a breach of a Fundamental Rep or matters arising in respect of fraud or any knowing misrepresentation, the aggregate liability of a Shareholder under Section 8.2 shall not exceed the product of the Purchase Price multiplied by such Shareholder’s percentage ownership of the capital stock of the Seller set forth on Schedule 3.2.

Section 8.6     Non-Exclusive Remedy. Except with respect to matters arising in respect of fraud or any knowing misrepresentation, the rights of the Purchaser Indemnitees and the Seller Indemnitees are the exclusive remedies in the event of Losses, except that nothing contained herein shall be construed or interpreted as limiting or impairing the rights and remedies of a Party for injunctive relief, specific performance and/or rescission.

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Section 8.7     Materiality Scrape. For purposes of calculating the amount of any Losses incurred in connection with any breach of any representation, warranty or covenant (but not whether such breach occurred), limitations as to “materiality” or “material adverse effect” shall be disregarded.

Section 8.8     Insurance Proceeds and Tax Deductions. The amount of Losses recoverable by an Indemnified Party pursuant to this Article 8 with respect to an indemnity claim shall be reduced by (i) the amount of insurance proceeds actually recovered by such Indemnified Party with respect to the Damages to which such indemnity claim relates, net of any expenses related to the receipt of such payment, including prospective and retrospective premium adjustments, if any, directly or indirectly occasioned by such Damages; provided, that this Section 8.8 shall not be construed to require any Person to obtain any insurance coverage or to engage in litigation in response to an insurance company’s rejection of coverage and (ii) any Tax benefit actually realized by such Indemnified Party for the year in which the indemnity payment is due and any prior years, in connection with the incurrence of any such Losses.

Section 8.9     Consequential Damages. Except with respect to matters arising in respect of fraud or any knowing misrepresentation, no party shall be liable to any other Person for any consequential, incidental, indirect, special or punitive Losses of such other Person unless such Losses are either (a) calculated on the basis of diminution in value as a result of the matter to which such Losses relate or (b) payable to a third party with respect to a claim from such third party for which a Party is seeking indemnification hereunder.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to the Seller, Parent, a Shareholder, or the	Cambridge Technologies, Inc.
Shareholders’ Representative:	15825 Central Avenue North East
Ham Lake, MN 55304
Attention: James Sulciner

with a copy to (which shall not constitute notice):	Best and Flanagan LLP
225 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: Charles C. Berquist, Esq.

If to Purchaser:	Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666
Attention: Frank Guidone, CEO

with a copy to (which shall not constitute notice):	DLA Piper LLP (US)
One Atlantic Center, Suite 2800
1201 West Peachtree Street
Atlanta, GA 30309-3450
Attention: Joseph B. Alexander, Jr., Esq.

(a)     If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(b)     Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.1.

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Section 9.2     Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 9.3     Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 9.4     Expenses and Taxes. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same; provided, however, (i) the Seller shall pay (a) all stamp, sales, use, employment, property, ad valorem, income, realty transfer, franchise, net worth, intangible, excise, license or other taxes, additions to tax, penalties and interest, whether levied by a Governmental Authority or otherwise, in respect of any and all transfers (including of the Owned Real Property) pursuant to the terms of this Agreement, (b) the cost of a title examination and title commitment reasonably acceptable to the Purchaser in connection with the Owned Real Property, and (c) the recording costs in connection with removal of Encumbrances on the Assets other than Permitted Encumbrances, including removal of monetary Encumbrances on the Owned Real Property.

Section 9.5     Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. Each party intends that this Agreement shall not benefit or create any right or cause of action in any Person other than the parties hereto.

Section 9.6     Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

Section 9.7     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

Section 9.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota without giving effect to any choice or conflict of law provision or rule.

Section 9.9     Counterparts and Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages to this Agreement and the Transaction Documents may be transmitted by facsimile or PDF, with the same effect as original copies.

Section 9.10     Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

Section 9.11     Schedules Incorporated. All disclosure schedules attached hereto are incorporated herein by reference.

Section 9.12     Access to Records After Closing. For a period of three (3) years after the Closing Date, the Seller shall provide reasonable access to the Purchaser and its representatives to all of the books and records of the Seller with regard to the Business and the Assets which such parties may retain after the Closing Date. If the Seller desires to dispose of any such books or records prior to the expiration of such three (3) year period, the Seller shall prior to such disposition, give the Purchaser a reasonable opportunity to segregate and remove such books and records as the Purchaser may select.

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Section 9.13     Assignment. Neither the rights nor the obligations of any party to this Agreement may be transferred or assigned, provided that the Purchaser may assign its rights under this Agreement to any affiliate or any purchaser of all or substantially all of the assets or capital stock of Purchaser or any of its affiliates.

Section 9.14     Interpretive Matters.

(a)      Unless the context requires otherwise, (a) the terms “including” and “includes” mean “including or includes without limitation,” (b) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (c) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time, (d) the information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, and (e) each of the Schedules and the disclosures therein will apply and consist of disclosures only to the corresponding section or subsection of this Agreement.

(b)     The Parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached, shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

(c)     No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

(d)     All references to the knowledge of the Seller Parties or to words of similar import will be deemed to be references to the actual knowledge of any Shareholder and such knowledge that would reasonably be expected to be known by such Shareholder in the ordinary and usual course of the performance of their professional responsibility, including each such Shareholder’s role as an employee of the Seller, in each case after reasonable due inquiry.

Section 9.15     WAIVER OR JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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Section 9.16    Shareholders’ Representative.

(a)     Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Seller, Parent, the Shareholders or a Shareholder will be taken by a representative of the Seller, Parent, and the Shareholders (the “Shareholders’ Representative”) on behalf thereof. The initial Shareholders’ Representative will be James Sulciner. Upon his resignation, the holders of a majority of the Seller’s capital stock as set forth on Schedule 3.2 may designate a successor Shareholders’ Representative. Any Shareholders’ Representative so designated must be reasonably acceptable to the Purchaser.

(b)     Any change in the Shareholders’ Representative will become effective upon notice in accordance with Section 9.1. The Seller, Parent, and the Shareholders, jointly and severally, will indemnify and hold the Purchaser Indemnitees and their representatives harmless from any claim of the Seller, Parent, or any Shareholder arising out of any act or omission by the Shareholders’ Representative in connection with the transactions contemplated by this Agreement.

(c)     Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Seller, Parent, the Shareholders or a Shareholder will be taken by the Shareholders’ Representative on behalf thereof. The Seller, Parent, and each of the Shareholders hereby irrevocably appoints the Shareholders’ Representative the agent and attorney-in-fact of the Seller, Parent and each of the Shareholders for the purposes of acting in the name and stead of the Seller, Parent, and such Shareholder in: (a) receiving, holding and distributing the Purchase Price and paying any associated costs and expenses of the transactions hereunder required to be paid by the Seller, Parent, or such Shareholder; (b) giving and receiving all notices permitted or required by this Agreement and acting on the Seller’s, Parent, and any Shareholder’s behalf hereunder for all purposes specified herein; (c) agreeing with the Purchaser as to any amendments to this Agreement which the Shareholders’ Representative may deem necessary or advisable; (d) employing legal counsel; (e) paying any legal and any other fees and expenses incurred by the Shareholders’ Representative in consummating the transactions contemplated by this Agreement; (f) defending or settling claims arising under this Agreement or any Transaction Document; and (g) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Shareholders’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if the Seller, Parent, and/or such Shareholders were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Seller, Parent, or any Shareholder or by operation of Law, whether by the termination of the Shareholders’ Representative or by the occurrence of any other event. If any Shareholder should die or become incompetent or incapacitated, all actions taken by the Shareholders’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, or incapacity had not occurred, regardless of whether the Purchaser or the Shareholders’ Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event. The Shareholders’ Representative will be promptly reimbursed by the Shareholders for all reasonable expenses, disbursements and advances incurred by the Shareholders’ Representative in such capacity upon demand. The Shareholders, severally and not jointly, agree to indemnify and hold harmless the Shareholders’ Representatives for and from any loss, liability, expense, charge, damages, claims or other obligations he may incur as a result of his duties hereunder or any of his actions or inactions as such, except as may result from his willful misconduct or gross negligence.

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IN WITNESS WHEREOF, each party hereto has executed or caused this Asset Purchase Agreement to be executed on its behalf, all on the day and year first above written.

PURCHASER:

MEASUREMENT SPECIALTIES, INC.

By:
Name:
Title:

SELLER:

RESISTANCE TEMPERATURE DETECTOR COMPANY, INC.

By:
Name:	James Sulciner
Title:	President and Chief Executive Officer

PARENT:

CAMBRIDGE TECHNOLOGIES, INC.

By:
Name:
Title:

SHAREHOLDERS:

JAMES SULCINER

BRAD LESMEISTER

PETER BERNIER

LYLE RYNDA

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